UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2013

SANUWAVE Health, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52985	20-1176000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11475 Great Oaks Way, Suite 150, Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(678) 581-6843

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

On July 31, 2013, all of the holders (the “Holders”) of the SANUWAVE Health, Inc. (the “Company”) 18% senior secured convertible promissory notes, as amended, (the “Senior Secured Notes”), in the original aggregate issuance amount of $2,000,000, voluntarily converted all of the outstanding principal and interest of the Senior Secured Notes into common stock, $0.001 par value (“Common Stock”) of the Company. Entry by the Company into the Senior Secured Notes was previously reported on a Current Report on Form 8-K, filed by the Company with the Securities and Exchange Commission on February 27, 2013.

The aggregate outstanding amount of principal and interest on the Senior Secured Notes at July 31, 2013 of $2,186,906 was converted into 10,934,530 shares of restricted Common Stock at the conversion price of $0.20 per share pursuant to the Senior Secured Note agreements.

In return for the Holders’ voluntarily converting the outstanding Senior Secured Notes into Common Stock on or before July 31, 2013, the Company agreed to issue to the Holders warrants (“Warrants”) to purchase an aggregate total of 1,988,096 shares of Common Stock. The Warrants have an exercise price of $0.80 per share and are exercisable during the five-year period beginning on the date of issuance.

Kevin A. Richardson, II, chairman of the board of directors of the Company, converted an aggregate balance of $64,500 of the Senior Secured Notes and received 322,500 shares of Common Stock and 58,635 Warrants in the foregoing transaction.

Item 3.02     Unregistered Sales of Equity Securities.

Pursuant to the voluntary conversion of the Senior Secured Notes described in Item 1.02 of this Current Report on Form 8-K, the Company issued 10,934,530 restricted shares of Common Stock, and 1,988,096 Warrants to purchase shares of Common Stock, pursuant to exemptions from registration contained in Section 3(a)(9), Section 4(a)(2) and Section 4(a)(5) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Item 9.01          Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.     Description

99.1                 Press Release dated August 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANUWAVE HEALTH, INC.

Dated: August 5, 2013	By:	/s/ Barry J. Jenkins
	Name:	Barry J. Jenkins
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 5, 2013.